Exhibit 16.1

Deloitte & Touche LLP 50 South 6th Street Suite 2800 Minneapolis, MN 55402-1538 USA Tel: +1 612 397 4000 Fax: +1 612 397 4450 www.deloitte.com

August 8, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of iMedia Brands, Inc.'s Form 8-K dated August 8, 2022, and have the following comments:

1.	We agree with the statements made in Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP